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Exhibit 99.1

Cymer Completes Private Offering of
$250 Million of 3 1/2% Convertible Subordinated Notes

SAN DIEGO, Feb. 15 /PRNewswire-FirstCall/—Cymer, Inc. (Nasdaq: CYMI) today announced today that it has closed the private placement of $250 million aggregate principal amount of 3 1/2% Convertible Subordinated Notes due February 15, 2009. The amount sold includes the notes purchased by the initial purchasers upon exercise of their option to purchase an additional $50 million of notes.

The company intends to use the net proceeds of the offering for general corporate purposes, including working capital, and to redeem the company's outstanding approximately $147.3 million of 31/2% / 7 1/4% Step-Up Convertible Subordinated Notes Due August 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The securities being offered have not been registered under the Securities Act, or applicable state securities laws. Unless so registered, the notes and any common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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  Exhibit 99.1